Exhibit 99.2

AMENDMENT TO

THE

BLOCKBUSTER INVESTMENT PLAN

1. Section 5.2 is amended to add a new paragraph 5.2(b) and to make corresponding amendments to Section 5.2, such amended Sections 5.2(a) and (b) to read in their entirety as follows:

5.2 Unmatched Contributions

(a) Regular Unmatched Contributions. A Participant’s Unmatched Contributions shall mean (i) those contributions in excess of Matchable Contributions made by his Employer as Salary Reduction Contributions and (ii) those contributions made by the Employee as After-Tax Contributions for Plan Years prior to January 1, 2001. In no event shall the contributions made under this Paragraph 5.2(i) and 5.2(ii), when added to the Participant’s Matchable Contributions made under Paragraph 5.1, exceed 15% of the Participant’s Compensation (as determined in accordance with the limits set forth in Section 5.13).

(b) Catch-Up Contributions. Effective January 1, 2003, all Participants who are eligible to make salary Reduction Contributions under this Plan and who have attained age 50 before the close of the calendar year shall be eligible to make catch-up contributions in accordance with, and subject to the limitations of, Section 414(v) of the Code. Such catch-up contributions shall not be taken into account for purposes of the Plan implementing the required limitations of Sections 402(g) and 415 of the Code. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Section 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416 of the Code, as applicable, by reason of the making of such catch-up contributions. Catch-up contributions shall not be treated as Matchable Contributions, regardless of whether such catch-up contributions are recharacterized as regular Salary Reduction Contributions. For purposes of investment, withdrawal, borrowing, and distribution of contributions, catch-up contributions shall be treated as Salary Reduction Contributions.

2. The second paragraph of Subsection 8.1(e) is amended by adding an additional sentence to the end thereof, such amended paragraph to read as follows:

A Participant shall be deemed to have no other resources reasonably available if: (i) the Participant has obtained all withdrawals and distributions currently available to the Participant under the BIP and all other qualified defined contribution plans maintained by the Company or an Affiliated Company; (ii) the Participant has obtained all nontaxable loans reasonably available under the BIP and all other qualified defined contribution plans maintained by the Company or an Affiliated Company, to the extent taking such loan would alleviate the immediate and heavy financial need and only to the extent any required repayment of such loan would not itself cause an immediate and heavy financial need; (iii) the Participant agrees to cease all Salary Reduction Contributions and, with respect to Plan Years beginning prior to January 1, 2001, After-Tax Contributions under the BIP, as well as all similar contributions to all other qualified defined contribution and non-qualified deferred compensation plans maintained by the Company or an Affiliated Company for a period, of at least twelve months (six months, effective for withdrawals on or after January 1, 2002) from the date of the hardship withdrawal; and (iv) the amount of pre-tax elective contributions under all qualified defined contribution plans maintained by the Company or an Affiliated Company for the year following the year of the withdrawal are limited in accordance with regulations issued under Section 401(k) of the Code. Effective for hardship withdrawals received on or after January 1, 2002, the preceding clause (iv) shall cease to apply.

3. Section 11.7 is amended by adding a new paragraph at the end thereof to read as follows:

Notwithstanding the foregoing provisions of this Section 11.7, effective with respect to distributions under the Plan made for calendar years beginning on or after January 1, 2001, the Plan will apply the minimum distribution requirements of Code Section 401(a) (9) in accordance with the regulations under Section 401(a) (9) that were proposed on January 17, 2001, until the end of the 2002 Plan Year. Effective for Plan Years beginning on or after January 1, 2003, the Plan will apply the minimum distribution requirements of Section 401(a) (9) of the Code in accordance with the regulations that were finalized on April 17, 2002.

4. Section 11.4 is amended by adding an additional sentence to the end thereof, such amended paragraph to read as follows:

11.4 Timing of Payment: Subject to the provisions of Section 14.3 regarding qualified domestic relations orders, if the value of a Former Participant’s Accounts in this Plan does not exceed $5,000, such amount shall be paid to him (or, in the event of his death, to his Beneficiary) in a single cash payment as soon as practicable thereafter. Subject to the provisions of Section 14.3 regarding qualified domestic relations orders, if the value of such Former Participant’s Accounts in this Plan, is greater than $5,000, payment of the value of such Participant’s Accounts, determined in accordance with Paragraph 11.5, shall be made by the Participant as soon as practicable after the earliest of: (a) the date as of which the Participant or the Participant’s Beneficiary consents to a distribution (which distribution may not be scheduled to commence (i) earlier than 30 days after the Participant receives information regarding such distribution and (ii) later than ninety days after such Participant elects to receive the distribution); or (b) the date required by Paragraph 11.7. Notwithstanding the foregoing, distribution of a Participant’s Account under the Plan may occur prior to thirty (30) days after the Participant receives information regarding such distribution, provided (i) the Committee or its delegate informs the Participant that he has a right to a period of at least thirty (30) days after receiving the information to consider the decision of whether to receive an immediate distribution; and (ii) the Participant, after receiving the information, affirmatively elects to receive an immediate distribution. Effective for distributions made after December 31, 2001, the value of the vested portion of a Participant’s account shall be determined without regard to that portion of the account that is attributable to Rollover Contributions (and earnings allocable thereto).

5. Paragraph 2(g) of Appendix D is amended to add language cross-referencing the new Plan Section 5.2(b), such amended paragraph 2(g) to read as follows:

(g) Notwithstanding the limitations of Paragraph 2(a) of this Appendix D, in no event may the amount of Salary Reduction Contributions to the BIP, in addition to all such salary reduction contributions under all other cash or deferred arrangements (as defined in Code Section 401(k)) maintained by the Company or an Affiliated Company in which a Participant participates, exceed $10,000 for 1999, $10,500 for 2000 and 2001, and $11,000 for 2002 or the otherwise applicable limit imposed under Code Section 402(g) and the regulations, notices and other guidance issued thereunder, in any calendar year. If such salary reduction amounts exceed $10,000 (as adjusted), all such amounts in excess of $10,000 (as adjusted) and any income or losses allocable to such excess amounts shall be distributed to the Participant no later than the April 15 following the calendar year in which the excess occurred. If a Participant participates in another cash or deferred arrangement in any calendar year which is not maintained by the Company or an Affiliated Company, and his total Salary Reduction Contributions under the BIP and such other plan exceed $10,000 (as adjusted) in a calendar year, he may request to receive a distribution of the amount of the excess deferral (a deferral in excess of $10,000 (as adjusted)) that is attributable to Salary Reduction Contributions in the BIP together with earnings thereon, notwithstanding any limitations on distributions contained in the BIP. Such distribution shall be made by the April 15 following the Plan Year of the Salary Reduction Contribution provided that the Participant notifies the Committee of the amount of the excess deferral that is attributable to a Salary Reduction Contribution to the BIP and requests such a distribution. The Participant’s notice must be received by the Committee no later than the March 1 following the Plan Year of the excess deferral. In the absence of such notice, the amount of such excess deferral attributable to Salary Reduction Contributions to the BIP shall be subject to all limitations on withdrawals and distributions in the BIP. The amount of excess deferrals that may be distributed under this Paragraph (g) with respect to any Participant for any Plan Year shall be reduced by the amount of any Excess Salary Reduction Contributions previously distributed pursuant to Paragraph 2(e) of this Appendix D, if any, for such Plan Year.